Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS STRONG

SECOND-QUARTER RESULTS

- EARNINGS PER SHARE RISE 15% TO $1.01 ON 10% SALES GROWTH -

BEFORE RESTRUCTURING ACTIVITIES

New York, NY, February 3, 2012 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a strong financial performance for its second quarter ended December 31, 2011, which was slightly ahead of the top of its previously stated guidance.  For the quarter, the Company had net sales of $2.74 billion, a 10% increase compared with $2.49 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales also increased 10%.  The Company reported net earnings for the quarter of $396.7 million, a 15% increase compared with $343.9 million last year.  Diluted net earnings per common share rose 17% to $1.00, compared with $.86 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.  All per share data has been adjusted to reflect the Company’s two-for-one common stock split in January 2012.

The fiscal 2012 second quarter results included returns and charges associated with restructuring activities of $6.1 million ($4.4 million after tax), equal to $.01 per diluted common share.  The fiscal 2011 second quarter results included returns and charges associated with restructuring activities of $19.3 million ($11.9 million after tax), equal to $.03 per diluted common share.

Excluding these returns and charges in the fiscal 2012 and 2011 second quarters, net sales for the three months ended December 31, 2011 increased 10% to $2.74 billion and net earnings rose 13% to $401.1 million.  Diluted net earnings per common share rose 15% to $1.01 versus a comparable $.89 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “The Company’s strong second quarter results complete an outstanding first half performance.  Our sales and profits this holiday season came in higher than planned and demonstrate the vibrancy of our brand portfolio in solid as well as soft economies.  Our results were again broad based across brands, regions, categories and channels. The key drivers of our 10% sales growth were the U.S., China, travel retail and online. Importantly, we continued our consistent gross margin and operating margin improvements.

“Our flexible business model enabled us to outpace the global beauty industry.  As planned, we will build on that trend with significant advertising and marketing spending behind existing product successes and upcoming introductions in the third quarter.  Our underlying business continues to grow behind increased advertising and merchandising, despite softness in certain countries and currency headwinds.  Reflecting our positive momentum, for the full fiscal year we are increasing our local currency sales forecast to between 9% and 10% and revising our earnings per share, before restructuring charges, to $2.16 to $2.23, after taking up the bottom of the range.”

The Company’s strong performance was due to solid overall business, particularly from its largest brands.  The Company had strong sales gains in every region, including the United States.  Sales increased double-digits in Asia/Pacific.  Sales also rose in virtually all product categories within each region. Sales growth was particularly strong in travel retail and emerging markets, along with solid gains in many developed countries.

Additionally, in advance of the Company’s January 2012 implementation of SAP at certain of its locations and to provide adequate safety stock to mitigate any potential short-term business interruption associated with the rollout, some retailers, primarily in Asia/Pacific, accelerated their orders.  Those additional orders amounted to approximately $30 million in sales and $23 million of operating profit, equal to $.04 per diluted common share, that would have likely occurred in the Company’s fiscal third quarter.

During the quarter, the Company made substantial progress on its previously stated strategic goals, with solid improvement in cost of sales as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs.  In connection with the long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $36 million during the quarter.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations, while other significant operating expenses were lower.  As a result, gross margin expanded 150 basis points and operating margin increased 50 basis points, before restructuring charges.

Results by Product Category

	Three Months Ended December 31
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2011	2010	Basis	Currency	2011	2010	Basis

Skin Care	$1,165.9	$1,029.2	13%	13%	$312.2	$260.2	20%
Makeup	983.6	882.2	11	12	208.5	191.9	9
Fragrance	441.1	447.6	(1)	(1)	73.2	72.9	—
Hair Care	121.4	111.7	9	9	12.5	12.2	3
Other	25.6	22.8	12	12	(3.3)	(0.2)	(100)+
Subtotal	2,737.6	2,493.5	10	10	603.1	537.0	12
Returns and charges associated with restructuring activities	(0.1)	(1.5)			(6.1)	(19.3)
Total	$2,737.5	$2,492.0	10%	10%	$597.0	$517.7	15%

In the quarter, net sales and operating income were favorably impacted by the additional orders from retailers mentioned above, primarily in the following product categories:

•                  Net sales: Skin care, approximately $17 million; makeup, approximately $9 million; fragrance, approximately $2 million; hair care, approximately $2 million.

•                  Operating income: Skin care, approximately $13 million; makeup, approximately $6 million; fragrance, approximately $2 million; hair care, approximately $2 million.

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries in the stores where its products are sold.   Skin care sales growth was strong, particularly in view of the 14% growth comparison in the prior-year period.

•                  The Estée Lauder brand had strong sales from the recent launches of Idealist Even Skintone Illuminator, Idealist Cooling Eye Illuminator and Re-Nutriv Replenishing Comfort Creme.  Continued growth of Advanced Night Repair Synchronized Recovery Complex and the launch of the Resilience Lift and reformulated Nutritious Vita-Mineral lines of products also contributed incremental sales.

•                  The successful recent launch of Turnaround Overnight Radiance Moisturizer by Clinique, strong sales growth from La Mer and the Plantscription line of products by Origins also contributed to the category’s growth.

•                  These sales gains were partially offset by lower sales from certain existing products.

•                  Operating income increased sharply, primarily reflecting improved results from higher-margin product launches from certain of the Company’s heritage brands, as well as from higher-end prestige skin care products.

Makeup

•                  Makeup net sales growth reflected strong increases, primarily from the Company’s makeup artist brands and certain heritage brands.

•                  The higher makeup sales reflected increases across a broad range of products, such as Doublewear Stay-In-Place Makeup SPF 10 and Pure Color lipstick products from Estée Lauder.

•                  Repairwear Laser Focus All-Smooth Makeup SPF 15, Lid Smoothie Antioxidant 8-Hour Eye Colour and Even Better Makeup SPF 15 from Clinique generated solid sales gains.

•                  The introduction of the Tom Ford line of cosmetics contributed to the category’s growth.

•                  Makeup operating income increased, primarily reflecting improved results from the Company’s makeup artist brands and certain of its heritage brands.

Fragrance

•                  Fragrance sales decreased, with sales gains in the Americas and Asia/Pacific being more than offset by declines, primarily in Western Europe, due to economic uncertainty.  Fragrance sales were up against a tough comparison to the prior-year period when the category grew 11%.

•                  Incremental sales were generated from the recent launches of Estée Lauder Sensuous Nude, DKNY Golden Delicious and Coach Poppy Flower.  Higher fragrance sales from the Tom Ford and Jo Malone luxury brands also contributed incremental sales.

•                  These increases were more than offset by lower sales of DKNY Be Delicious, Estée Lauder Sensuous, Tommy Hilfiger Loud for Her and pureDKNY.

•                  Fragrance operating income increased less than 1%, primarily reflecting higher profitability from Estée Lauder and Jo Malone fragrances, mostly offset by lower results from the Company’s designer fragrances, particularly in Western Europe.

Hair Care

•                  Hair care net sales increased, led by higher sales from Aveda, which included the recent launch of its Invati line of products.  Bumble and bumble also posted strong sales growth, primarily reflecting the success of its expanded retail and salon distribution and the launch of Concen-Straight.

•                  These gains were partially offset by sales declines at Ojon, due in part to softness in the direct response television channel.

•                  Hair care operating results increased, primarily due to the higher sales, partially offset by an intangible asset impairment charge related to the Ojon brand of $6.7 million.

Results by Geographic Region

	Three Months Ended December 31
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2011	2010	Basis	Currency	2011	2010	Basis

The Americas	$1,071.3	$988.0	8%	9%	$112.4	$98.9	14%
Europe, the Middle East & Africa	1,046.3	993.3	5	7	310.1	301.7	3
Asia/Pacific	620.0	512.2	21	18	180.6	136.4	32
Subtotal	2,737.6	2,493.5	10	10	603.1	537.0	12
Returns and charges associated with restructuring activities	(0.1)	(1.5)			(6.1)	(19.3)
Total	$2,737.5	$2,492.0	10%	10%	$597.0	$517.7	15%

In the quarter, net sales and operating income in the Company’s geographic regions were favorably impacted by the additional orders from retailers mentioned above, as follows:

•                  Net sales: Asia/Pacific, approximately $25 million; Europe, the Middle East & Africa, approximately $3 million; the Americas, approximately $2 million.

•                  Operating income: Asia/Pacific, approximately $20 million; Europe, the Middle East & Africa, approximately $2 million; the Americas, approximately $1 million.

The Americas

•                  Net sales growth in the region was primarily attributable to a strong holiday retail environment in prestige beauty channels in the United States, which benefited from winning new product offerings from the Company.  The improvement also reflects strong growth from the Company’s heritage and makeup artist brands, as well as increased sales of higher-end prestige skin care products.  Further, growth reflects prestige beauty outpacing mass, due in part to the Company’s strong innovations and personalized service.

•                  The higher sales also reflect strong double-digit gains in Latin America, which benefited from growth in emerging markets, such as Brazil.

•                  Sales of the Company’s products online increased double digits and its sales to department stores grew high-single digits.

•                 Operating income in the Americas increased 14%, reflecting the strong sales gains, which were partially offset by the timing and level of strategic spending activities.  Operating results also reflect the intangible asset impairment charge of $6.7 million related to Ojon.

Europe, the Middle East & Africa

•                 In constant currency, net sales increased in most countries in the region and in each product category, except fragrance.  The Company believes it is outpacing its competitors in this region.   Despite economic uncertainties in Europe, the Company continued to generate solid growth in a soft market.

•                 The Company’s travel retail business continued to generate strong double-digit net sales growth in the quarter, resulting from successful product launches, higher global airline passenger traffic and a stronger conversion of travelers into purchasers.

•                  In constant currency, double-digit net sales growth was recorded in a number of areas, led by the Middle East, Italy and Turkey.  These increases reflect strong demand for the Company’s products, even in relatively soft retail environments.

•                 These increases were partially offset by lower net sales in a few countries, led by Russia, due to destocking by a retailer.

•                  The Company estimates that it gained share in certain countries within its points of distribution in this region during the quarter.

•                 The higher operating income in the region primarily reflected increases from the Company’s travel retail business, the Middle East, Spain and South Africa.  Partially offsetting the overall growth were lower results in certain countries, led by Russia.

Asia/Pacific

•                 The Company generated strong double-digit local currency sales growth in this region, with increases in all countries, except Japan and Singapore.

•                 The strongest gains were generated in China, Korea, Hong Kong, Australia, and Thailand, primarily reflecting strong sales of skin care and makeup products.

•                 Net sales growth in Korea, Australia, Thailand and New Zealand included approximately $25 million related to increased orders from certain of the Company’s retailers, as previously discussed.

•                 The Company estimates that for the quarter it gained share in the Asia region, including China, within its points of distribution.

•                 Operating income in the region rose sharply, with improved results in virtually all countries, led by Korea, Hong Kong, Australia, Taiwan and Thailand.

Six-Month Results

•                 For the six months ended December 31, 2011, the Company reported net sales of $5.21 billion, a 14% increase from $4.58 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 12%.  On a reported basis, as well as in constant currency, net sales grew in each of the Company’s geographic regions and product categories.

•                 The Company reported net earnings of $675.3 million for the six months, a 26% increase from the $535.0 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2011 increased 28% to $1.70, compared with $1.33 reported in the same prior-year period.

•                 The fiscal 2012 six-month results included returns and charges associated with restructuring activities of $10.2 million ($7.3 million after-tax), equal to $.02 per diluted common share.

Excluding these returns and charges, and those included in the fiscal 2011 six-month results, net sales for the six months ended December 31, 2011 increased 14% to $5.21 billion, net earnings rose 24% to $682.6 million and diluted net earnings per common share rose 25% to $1.72, versus a comparable $1.37 in the prior-year period.

•                 All per share data has been adjusted to reflect the Company’s two-for-one common stock split in January 2012.

Cash Flows

•                 For the six months ended December 31, 2011, net cash flows provided by operating activities increased 20% to $610.2 million, compared with $508.0 million in the prior-year period.

•                 The increase primarily reflected the higher net earnings, as well as a net increase in cash from certain working capital components, partially offset by a decrease in other liabilities.

•                 The Company had three fewer days of inventory at December 31, 2011, compared to the year-ago quarter.

•                 During the six months, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock and capital expenditures.  Cash on hand was also used for the payment of the annual dividend, which reflected a 40% increase per share over the previous dividend rate.

•                 The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near- and long-term basis.

Outlook for Fiscal 2012 Third Quarter and Full Year

During fiscal 2012, the Company will continue to execute its winning strategy and expects continued strong results.  The Company expects to continue to grow faster than the global prestige beauty industry.  At this time, the Company’s outlook assumes some softening in global prestige beauty,  particularly in certain European countries, Japan and Australia, due to recent economic uncertainty and volatility in the financial markets. The outlook also assumes a slowing growth trend of the Chinese economy.  The Company believes it has been able to offset the impact of these events as a result of its strategy to mitigate weaknesses in certain areas with strengths in others, demonstrating its ability to grow ahead of prestige beauty in both soft and strong environments.

Specifically, in the context of its strategy, during fiscal 2012, the Company expects to continue to increase global advertising spending on winning brands, new initiatives, impactful product launches and successful existing products.

Additionally, the Company will continue its planned investment behind its strategic modernization initiative, including the rollout of SAP, which is part of a broader plan to modernize the Company’s systems and infrastructure.  The Company is pleased with the success and results of the initiatives that have been implemented to date.  The Company is actively preparing over 25 business units to implement SAP in several groupings during the next two years.  Also, the Company recently started the development of upgraded capabilities to support its human resources and retail operations.  The plan is to progressively deploy these systems globally over the next three years.

The Company’s earnings per share estimates reflect the two-for-one common stock split in January 2012.

Third Quarter

•                 Net sales are expected to increase between 4% and 5% in constant currency.

•                 The Company’s internal assumptions for certain major currencies have unfavorably changed to reflect the stronger U.S. dollar and foreign currency translation is forecasted to negatively impact sales by approximately 1% to 2% versus the prior-year period.

•                 As mentioned elsewhere in this release, some retailers, primarily in Asia/Pacific, accelerated their orders in advance of the Company’s January 2012 implementation of SAP at certain of its locations and brands. Those additional orders amounted to approximately $30 million in sales that would normally have occurred in the Company’s fiscal third quarter and second half.  Additionally, the Company’s fiscal 2011 third quarter included approximately $42 million of sales resulting from accelerated orders primarily by retailers in Europe, in advance of the Company’s April 2011 implementation of SAP at certain of its locations.  Combined, these actions will create a difficult comparison between the fiscal 2012 third quarter and the fiscal 2011 third quarter of approximately $72 million in sales and $51 million in operating income, equal to $.09 per diluted common share.

•                 During the fiscal 2012 third quarter, to continue to build momentum and gain share, the Company expects to substantially increase global advertising spending versus last year’s third quarter by approximately $80 million, equal to $.14 per diluted common share.  This planned spending in the third quarter coincides with major product launches and supports successful existing products.  In the prior year, the Company’s largest investment spending occurred in the fiscal fourth quarter.

•                 Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be $.27 to $.31.

•                 The Company expects to take charges associated with restructuring activities in its fiscal 2012 third quarter of about $7 million, equal to approximately $.01 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                 Diluted net earnings per common share before charges associated with restructuring activities are projected to be $.28 to $.32.

•                 In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $25 million and $35 million in the third quarter of fiscal 2012.

Full Year

•                 Net sales are forecasted to grow between 9% and 10% in constant currency.

•                 Foreign currency translation is now expected to negatively impact sales by less than 1% versus the prior-year period.

•                 Despite market softness in certain countries, unfavorable changes in currency assumptions and increased investment spending, the Company projects diluted net earnings per share, including charges associated with restructuring activities, to be $2.09 to $2.19, thereby reflecting an increase in the Company’s underlying business.

•                 The Company expects to take returns and charges associated with restructuring activities in fiscal 2012 of between $25 million and $40 million, equal to approximately $.04 to

$.07 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                 Diluted net earnings per share before charges associated with restructuring activities are projected to be $2.16 to $2.23.

•                 The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry.

•                 On a product category basis, in constant currency, skin care and makeup are expected to be the leading sales growth categories, followed by hair care and fragrance.

•                 Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

•                 In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company now expects to realize savings of between $115 million and $140 million during fiscal 2012.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2012 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e. focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;
(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)

the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2011	2010	Change	2011	2010	Change
Net Sales (A)	$2,737.5	$2,492.0	10%	$5,214.2	$4,583.7	14%
Cost of Sales (A)	551.0	541.1		1,085.3	1,029.2
Gross Profit	2,186.5	1,950.9	12%	4,128.9	3,554.5	16%

Gross Margin	79.9%	78.3%		79.2%	77.5%

Operating expenses:
Selling, general and administrative	1,576.7	1,419.2		3,084.4	2,721.0
Restructuring and other charges (A)	6.1	14.0		10.8	17.8
Impairment of other intangible assets (B)	6.7	—		6.7	—
	1,589.5	1,433.2	11%	3,101.9	2,738.8	13%
Operating Expense Margin	58.1%	57.5%		59.5%	59.7%

Operating Income	597.0	517.7	15%	1,027.0	815.7	26%

Operating Income Margin	21.8%	20.8%		19.7%	17.8%

Interest expense, net	16.6	16.1		32.6	32.2
Other income (C)	10.5	—		10.5	—
Earnings before Income Taxes	590.9	501.6	18%	1,004.9	783.5	28%

Provision for income taxes	192.5	155.7		327.9	248.0
Net Earnings	398.4	345.9	15%	677.0	535.5	26%

Net earnings attributable to noncontrolling interests	(1.7)	(2.0)		(1.7)	(0.5)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$396.7	$343.9	15%	$675.3	$535.0	26%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.03	$.87	17%	$1.74	$1.36	28%
Diluted	1.00	.86	17%	1.70	1.33	28%

Weighted average common shares outstanding:
Basic	386.8	393.4		388.7	393.4
Diluted	395.2	401.8		397.3	401.2

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other charges, inclusive of cumulative charges recorded to date and through the remainder of the Program, totaling between $350 million and $450 million, before taxes. Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and other charges - Three months ended December 31, 2011 and 2010

For the three months ended December 31, 2011 and 2010, aggregate restructuring charges of $3.9 million and $10.7 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the three months ended December 31, 2011 and 2010 of $2.2 million and $3.3 million, respectively, primarily related to consulting and other professional services.  For the three months ended December 31, 2011, the Company recorded $0.1 million, reflecting sales returns (less a related cost of sales of $0.1 million) associated with restructuring activities. During the three months ended December 31, 2010, the Company recorded $1.5 million, reflecting sales returns (less a related cost of sales of $0.5 million) and a write-off of inventory of $4.3 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

Total charges associated with restructuring activities included in operating income for the three months ended December 31, 2011 and 2010, were $6.1 million and $19.3 million, respectively.

Restructuring and other charges - Six months ended December 31, 2011 and 2010

For the six months ended December 31, 2011 and 2010, aggregate restructuring charges of $6.9 million and $12.4 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the six months ended December 31, 2011 and 2010 of $3.9 million and $5.4 million, respectively, primarily related to consulting and other professional services.

For the six months ended December 31, 2011, the Company recorded an adjustment to reduce the reserve for anticipated returns associated with restructuring activities of $0.6 million.  During the six months ended December 31, 2010, the Company recorded $1.5 million, reflecting sales returns (less a related cost of sales of $0.5 million) and a write-off of inventory of $5.1 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

Total charges associated with restructuring activities included in operating income for the six months ended December 31, 2011 and 2010, were $10.2 million and $23.9 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the second quarter of fiscal 2012, the Company recognized an impairment charge related to the Ojon reporting unit of $6.7 million for its trademark.

(C) In November 2011, the Company settled a commercial dispute with third parties that was outside its normal operations.  In connection therewith, the Company received a $10.5 million cash payment, which has been classified as other income in the consolidated statement of earnings.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,737.5	$0.1	$2,737.6	$2,492.0	$1.5	$2,493.5	10%
Cost of sales	551.0	0.1	551.1	541.1	(3.8)	537.3

Gross Profit	2,186.5	0.0	2,186.5	1,950.9	5.3	1,956.2	12%
Gross Margin	79.9%		79.9%	78.3%		78.4%

Operating expenses	1,589.5	(6.1)	1,583.4	1,433.2	(14.0)	1,419.2	12%

Operating Expense Margin	58.1%		57.9%	57.5%		56.9%

Operating Income	597.0	6.1	603.1	517.7	19.3	537.0	12%
Operating Income Margin	21.8%		22.0%	20.8%		21.5%

Provision for income taxes	192.5	1.7	194.2	155.7	7.4	163.1
Net Earnings Attributable to The Estée Lauder Companies Inc.	396.7	4.4	401.1	343.9	11.9	355.8	13%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.00	.01	1.01	.86	.03	.89	15%

	Six Months Ended December 31, 2011			Six Months Ended December 31, 2010			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$5,214.2	$(0.6)	$5,213.6	$4,583.7	$1.5	$4,585.2	14%
Cost of sales	1,085.3	—	1,085.3	1,029.2	(4.6)	1,024.6

Gross Profit	4,128.9	(0.6)	4,128.3	3,554.5	6.1	3,560.6	16%
Gross Margin	79.2%		79.2%	77.5%		77.6%

Operating expenses	3,101.9	(10.8)	3,091.1	2,738.8	(17.8)	2,721.0	14%

Operating Expense Margin	59.5%		59.3%	59.7%		59.3%

Operating Income	1,027.0	10.2	1,037.2	815.7	23.9	839.6	24%
Operating Income Margin	19.7%		19.9%	17.8%		18.3%

Provision for income taxes	327.9	2.9	330.8	248.0	8.7	256.7
Net Earnings Attributable to The Estée Lauder Companies Inc.	675.3	7.3	682.6	535.0	15.2	550.2	24%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.70	.02	1.72	1.33	.04	1.37	25%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended December 31		Percent Change		Six Months Ended December 31		Percent Change
	2011	2010	Reported Basis	Local Currency	2011	2010	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$1,071.3	$988.0	8%	9%	$2,176.7	$1,985.2	10%	10%
Europe, the Middle East & Africa	1,046.3	993.3	5	7	1,904.5	1,674.2	14	12
Asia/Pacific	620.0	512.2	21	18	1,132.4	925.8	22	17
Subtotal	2,737.6	2,493.5	10	10	5,213.6	4,585.2	14	12
Returns associated with restructuring activities	(0.1)	(1.5)			0.6	(1.5)
Total	$2,737.5	$2,492.0	10%	10%	$5,214.2	$4,583.7	14%	12%

By Product Category:
Skin Care	$1,165.9	$1,029.2	13%	13%	$2,238.8	$1,886.9	19%	16%
Makeup	983.6	882.2	11	12	1,912.4	1,676.4	14	12
Fragrance	441.1	447.6	(1)	(1)	797.9	782.1	2	1
Hair Care	121.4	111.7	9	9	225.2	206.1	9	8
Other	25.6	22.8	12	12	39.3	33.7	17	15
Subtotal	2,737.6	2,493.5	10	10	5,213.6	4,585.2	14	12
Returns associated with restructuring activities	(0.1)	(1.5)			0.6	(1.5)
Total	$2,737.5	$2,492.0	10%	10%	$5,214.2	$4,583.7	14%	12%

OPERATING INCOME (LOSS)
By Region:
The Americas	$112.4	$98.9	14%		$261.6	$202.0	30%
Europe, the Middle East & Africa	310.1	301.7	3		497.8	440.3	13
Asia/Pacific	180.6	136.4	32		277.8	197.3	41
Subtotal	603.1	537.0	12		1,037.2	839.6	24
Charges associated with restructuring activities	(6.1)	(19.3)			(10.2)	(23.9)
Total	$597.0	$517.7	15%		$1,027.0	$815.7	26%

By Product Category:
Skin Care	$312.2	$260.2	20%		$535.9	$410.1	31%
Makeup	208.5	191.9	9		368.1	295.1	25
Fragrance	73.2	72.9	—		121.5	123.2	(1)
Hair Care	12.5	12.2	3		17.6	14.0	26
Other	(3.3)	(0.2)	(100)+		(5.9)	(2.8)	(100)+
Subtotal	603.1	537.0	12		1,037.2	839.6	24
Charges associated with restructuring activities	(6.1)	(19.3)			(10.2)	(23.9)
Total	$597.0	$517.7	15%		$1,027.0	$815.7	26%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2011	June 30 2011	December 31 2010
ASSETS
Current Assets
Cash and cash equivalents	$999.1	$1,253.0	$1,043.1
Accounts receivable, net	1,383.7	945.6	1,172.5
Inventory and promotional merchandise, net	898.9	995.6	866.9
Prepaid expenses and other current assets	471.6	492.3	431.6
Total Current Assets	3,753.3	3,686.5	3,514.1

Property, Plant and Equipment, net	1,151.4	1,143.1	1,066.9
Other Assets	1,437.5	1,444.3	1,400.8
Total Assets	$6,342.2	$6,273.9	$5,981.8

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$143.8	$138.0	$26.0
Accounts payable	384.8	446.7	349.3
Other current liabilities	1,493.5	1,358.6	1,376.1
Total Current Liabilities	2,022.1	1,943.3	1,751.4

Noncurrent Liabilities
Long-term debt	1,068.7	1,080.1	1,205.1
Other noncurrent liabilities	607.7	603.5	619.6
Total Noncurrent Liabilities	1,676.4	1,683.6	1,824.7

Total Equity	2,643.7	2,647.0	2,405.7
Total Liabilities and Equity	$6,342.2	$6,273.9	$5,981.8

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2011	2010
Cash Flows from Operating Activities
Net earnings	$677.0	$535.5
Depreciation and amortization	141.0	135.3
Deferred income taxes	(13.6)	12.9
Impairment of other intangible assets	6.7	—
Other items	56.8	59.7
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(494.4)	(387.9)
Decrease in inventory and promotional merchandise, net	59.2	0.2
Increase in other assets, net	(12.3)	(27.4)
Increase in accounts payable and other liabilities	189.8	179.7
Net cash flows provided by operating activities	$610.2	$508.0

Capital expenditures	181.5	144.8
Payments to acquire treasury stock	522.4	173.0
Dividends paid	204.0	148.0
Acquisition of businesses and other intangible assets	7.7	256.1

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